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    FORM 4                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                OMB APPROVAL
 -----------                                   Washington, D.C. 20549                          ------------------------------------
                                                                                                OMB Number:              3235-0287
                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Expires:  December 31, 2001
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of         Estimated average burden
                      1934, Section 17(a) of the Public Utility Holding Company Act of          hours per response      0.5
------------             1935 or Section 30(f) of the Investment Company Act of 1940

------------                                                                                   ------------------------------------
[_] Check this box if
    no longer subject to                                                                       ------------------------------------
    Section 16.  Form 4 or
    Form 5 obligations may
    continue.  See
    Instruction 1(b)

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 (Print or Type Responses)
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
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or               6. Relationship of Reporting Person(s) to Issuer
                                            Trading Symbol                                          (Check all applicable)
   Russell   Robert    M.    Jr.            Axeda Systems Inc. ("XEDA")              xxx   Director             ___ 10% Owner
                                                                                    -----
                                                                                     xxx   Officer (give title  ___ Other (specify
                                                                                    -----
                                                                                                     below)                 below)
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 (Last)     (First)    (Middle)          3. IRS or Identification  4. Statement
                                            Number of Reporting       for Month/
                                            Person, if an entity      Year
                                            (Voluntary)
                                         ------------------------                   ------------------------------------------------
   257 Great Valley Parkway                                           08/2002
                                         ------------------------  -------------
                                                                                    Chief Executive Officer and Chairman of the
                                                                                    Board
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            (Street)                                               5. If Amendment, 7. Individual or Joint/Group Filing (check
                                                                      Date of          applicable line)
                                                                      Original
                                                                      (Month/Year)
                                         ------------------------------------------
Malvern        PA             19355                                                    [X]  Form filed by One Reporting Person
                                                                                       [_]  Form filed by More than One Reporting
                                                                                            Person
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(City)       (State)          (Zip)        Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security 2. Trans-action    3. Transaction 4. Securities Acquired    5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)           Date               Code           (A) or Disposed of        Securities      Form:         Indirect
                       (Month/Day/Year)   (Instr. 8)      (D) (Instr. 3, 4          Beneficially    Direct (D)    Beneficial
                                                              and 5)                Owned at End    or Indirect   Ownership
                                                                                    of Month        (I)           (Instr. 4)
                                                                                    (Inst. 3 and    (Instr. 4)
                                                                                     4)
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                                        Code  V        Amount  (A) or (D) Price
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  Axeda Common Stock    08/07/2002      P              1,000      A       0.59                           D
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  Axeda Common Stock    08/07/2002      P              1,000      A       0.64      43,600               D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this from is filed by more than one reporting person, see Instruction 4(b) (v).
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                         Potential persons who are to respond to the collection of information contained in                   (Over)
                         this form are not required to respond unless the form displays a currently valid            SEC 1474 (3-99)
                         OMB control number.
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FORM 4 (continued)         Table II -- Derivative Securities Acquired, Disposed of, or Benefiically Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Conversion  3. Transaction  4. Transaction 5. Number of        6. Date Exercisable  7. Title and Amount
   Security                 or             Date            Code           Derivative          and Expiration       of Underlying
   (Instr. 3)               Exercise       (Month/         (Instr. 8)     Securities          Date                 Securities
                            Price of       Day/Year)                      Acquired (A) or     (Month/Day/Year)     (Instr. 3 and 4)
                            Derivative                                     Disposed of (D)
                            Security                                      (Instr. 3, 4,
                                                                          and 5)
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                                                          Code     V       (A)       (D)       Date  Expira-      Title    Amount or
                                                                                              Exer-   tion                 Number of
                                                                                             cisable  Date                   Shares
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
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8. Price of    9. Number        10. Ownership     11. Nature of
   Derivative     of                Form of           Indirect
   Security       derivative        Derivative        Beneficial
   (Instr. 5)     Securities        Security:         Ownership
                  Beneficially      Direct (D)        (Instr. 4)
                  Owned at          or
                  End of            Indirect (I)
                  Month             (Instr. 4)
                  (Instr. 4)
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
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Explanation of Responses:

-------------------------------------------    ----------------------
     **Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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          Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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                                                                 SEC 1474 (3-99)